Exhibit 21

The Company’s only active subsidiaries are each either wholly owned or majority owned and are included in the consolidated financial statements of the Company.

Their jurisdictions of incorporation are as follows:

Name of Subsidiary	Jurisdiction of Incorporation

Computer Horizons E-Solutions (Europe) Limited	England and Wales
Computer Horizons (Canada) Corp. / Corporation
Computer Horizons Canada	Toronto, Canada
Horizons Technologies, Inc.	Delaware
Strategic Outsourcing Services, Inc.	Delaware
CHC/Prince Co., Inc.	New Jersey
G. Triad Development Corp.	New Jersey
Integrated Computer Management, Inc.	New Jersey
CHIMES, Inc.	Delaware
eB Networks, Inc.	Delaware
CG Computer Services Corp.	California
Horizon Enterprises, Inc.	Delaware
Spargo Holdings, Inc.	Delaware
Spargo Holdings II, Inc.	Delaware
Chimes (UK) Limited	England and Wales
Chimes Netherlands B.V.	Netherlands
Chimes Servicing Corp.	Delaware
CHC Healthcare Solutions, LLC	Delaware
RG II Technologies, Inc.	Maryland
Global Business Technology Services
Private Limited	India
GBTS America, Inc.	Delaware
GBTS America, LLC	Delaware
GBS Holdings Private Limited	Mauritius
CHC Caribbean Solutions, Inc.	Puerto Rico